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                                                                      Exhibit 21

                            List of Subsidiaries of Medallion Financial Corp.


Name                                Jurisdiction of Incorporation or Formation

Medallion Funding Corp.             New York

Medallion Taxi Media, Inc.          Delaware

Business Lenders LLC                Delaware

Medallion Capital, Inc.             Delaware

Medallion Business Credit LLC       Delaware